UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Zweig Fund, Inc.

The Zweig Total Return Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUESTIONS & ANSWERS REGARDING THE ANNUAL MEETING AND PROPOSALS

Question 1: Why did you send me this proxy statement?

Answer: This proxy statement was sent to you because you own shares, either directly or beneficially, of either the Zweig Fund, Inc. (“ZF” or a “Fund”) or the Zweig Total Return Fund, Inc. (“ZTR” or a “Fund”) as of March 8, 2012, which is the record date for determining the shareholders of the Fund entitled to notice of, and to vote at, the meeting to be held on May 15, 2012 and any postponements or adjournments thereof (the “Annual Meeting”). Each Fund is listed on the New York Stock Exchange, Inc. (“NYSE”). The NYSE requires the Funds to hold an annual meeting each year. The Annual Meeting on May 15, 2012 will serve as the Fund’s annual meeting for 2012. The Board of Directors (the “Directors” or the “Board”) of each Fund urges you to review the information contained in this proxy statement before voting on the proposals that will be presented at the Annual Meeting (collectively, the “Proposals”).

Question 2: What are shareholders of the Fund being asked to consider?

Answer: At the Annual Meeting, shareholders of the Funds will be asked:

1.	ELECT DIRECTORS: (“Proposal 1”)

•	With respect to both ZF and ZTR, to elect two Directors to serve until the Annual Meeting of Shareholders in 2015 and until their successors are elected and duly qualify.

2.	REVISE INVESTMENT OBJECTIVE: (“Proposal 2”)

•	With respect to both ZF and ZTR, to revise the investment objective.

•	With respect to both ZF and ZTR, to reclassify the investment objective as “non-fundamental.”

3.	AMEND/ELIMINATE CERTAIN FUNDAMENTAL INVESTMENT RESTRICTIONS: (“Proposal 3”)

•	With respect to ZF and, with respect to certain investment restrictions, ZTR, to amend or eliminate certain fundamental investment policies in order to update the policies of the Funds.

4.	AMEND INVESTMENT ADVISORY AGREEMENT: (“Proposal 4”)

•

To approve an amendment to the investment advisory agreement between each of ZF and ZTR and Zweig Advisers LLC (the “Adviser”) to permit the Adviser to receive a fee based on all “managed assets” of such Fund rather than “net assets.”

Question 3: Why are these changes being proposed at this time?

Answer: As discussed in the proxy statement, each Fund’s Board approved changes to its respective Fund’s investment strategies in order to seek to enhance the returns of the Fund. Consistent with each Fund’s revised investment strategies, the Board of each Fund further approved changes to its Fund’s investment objective. Because each Fund’s investment objective is fundamental, shareholders are being asked to approve such change. In addition, neither ZF nor ZTR has amended its fundamental investment restrictions since its launch in 1986 and 1988, respectively. Many of the Funds’ fundamental investment restrictions were responsive to state law requirements that no longer exist and, therefore, each Fund has proposed changes to its fundamental investment restrictions to achieve the flexibility permitted under the current securities laws.

Question 4: How do the Boards recommend that I vote?

Answer: The Board of each Fund, including all of the Directors who are not “interested persons” as defined in the Investment Company Act of 1940, as amended (the “Independent Directors”), has unanimously recommended that shareholders vote FOR all of the Proposals, and FOR all Director nominees described in such Proposals.

Question 5: What vote is required to approve each Proposal?

Answer: The vote required for the approval of each Proposal is as follows:

•	Proposal 1 requires a plurality of the votes cast at the Annual Meeting by the shareholders of a Fund.

•

Proposals 2, 3 and 4 require a vote of the lesser of (i) 67% or more of the eligible votes of a Fund present at the meeting if more than 50% of the eligible votes of the Fund are present in person or by proxy or (ii) more than 50% of the eligible votes of a Fund.

Question 6: What is changing in the investment objectives?

Answer: Each Board has approved changes to its respective Fund’s investment strategies in order to seek to enhance the returns of the Fund. In connection with such changes, the Board of each Fund approved changes to its respective Fund’s investment objective, subject to shareholder approval, that were also recommended by the Adviser.

These changes are as follows:

With respect to ZF

Current Investment Objective	Proposed Investment Objective
The Fund’s investment objective is capital appreciation, primarily through investment in equity securities, consistent with the preservation of capital and reduction of risk, as determined by the Fund’s Investment Adviser.	The Fund’s investment objective is capital appreciation, with income as a secondary objective.

With respect to ZTR

Current Investment Objective	Proposed Investment Objective
The Fund’s investment objective is to seek the highest total return, consisting of capital appreciation and current income, consistent with the preservation of capital.	The Fund’s investment objective is to seek total return, consisting of capital appreciation and income.

Additionally, the Boards also approved, subject to shareholder approval, classifying each Fund’s proposed new investment objective as “non-fundamental.” This would mean that a shareholder vote would not be required to change the investment objective in the future. This is designed to provide the Board of each Fund greater flexibility to alter the Fund’s investment objective when it is in the best interests of shareholders without incurring the costs and delays connected with proxy solicitations.

Question 7: How will changing each Fund’s investment objective from “fundamental” to “non-fundamental” affect the management of the Fund?

Answer: The classification of an investment company’s investment objective as “fundamental” or “non-fundamental” has no impact on the management of the fund in furtherance of that objective.

Question 8: What is changing in the fundamental investment restrictions?

Answer: Proposal 3 is intended to update the fundamental investment policies of the Funds as set forth in the proxy statement by amending or eliminating out of date policies.

Question 9: What is changing in the investment advisory agreement?

Answer: Proposal 4 would alter the investment advisory agreement such that the Adviser’s compensation from each Fund would be based on a percentage of its daily “managed” assets, rather than its daily “net” assets. Managed assets include amounts borrowed by the Fund that the Adviser invests on behalf of the Fund. Because “managed assets” includes amounts borrowed, while “net assets” does not, the amendment may result in the Adviser receiving a higher fee than is the case currently, should a Fund in fact borrow money.

Question 10: Why is the investment advisory agreement changing?

Answer: The Board of each Fund believes that the guiding principle for compensating the Adviser should continue to be that the Adviser’s compensation accurately reflect the full size and scope of the Fund’s portfolio. The Adviser would expend additional resources in managing any amounts borrowed, and to the extent a Fund utilizes any leverage, the leverage would increase the complexity of the administrative responsibilities of the Adviser in connection with securing and monitoring this leverage for the Funds. The Board believes it is appropriate to compensate the Adviser for the effort and resources necessary to manage the leverage amounts.

Question 11: Would the compensation to the Adviser necessarily change if Proposal 4 is adopted?

Answer: The compensation to the Adviser would only increase if a Fund in fact borrows money. The Funds did not borrow money during the fiscal year ended December 31, 2011 and do not currently intend to do so.

Question 12: How can I vote my shares?

Answer: Please read the proxy statement and follow the instructions included on the enclosed proxy card. In addition to voting by mail, you may vote through the Internet by accessing the website that appears on the enclosed proxy card or by telephone by calling the toll-free number that appears on the proxy card. We encourage you to learn about all your options for voting by referring to the enclosed proxy card and using the control number that appears on it. Even if you intend to attend the meeting in person, you are encouraged to vote your proxy either through the Internet, by telephone or by completing and returning the proxy card. Whichever method you choose, please read the enclosed proxy statement carefully before voting.

Question 13: What if I want to revoke my proxy?

Answer: A shareholder can revoke a proxy prior to its use by appearing at the Annual Meeting and voting in person, by giving written notice of such revocation to the Secretary of the respective Fund prior to the Annual Meeting, or by returning a subsequently dated proxy prior to the Annual Meeting.

Question 14: Where do I find further information about the Proposals?

Answer: Further information about each Proposal is available in the attached proxy statement.